EXHIBIT 99.1

September 14, 2005

For Further Information Contact:
Thomas B. Olson, Secretary
(303) 796-8940

EQUITEX SIGNS DEFINITIVE AGREEMENT TO
ACQUIRE HYDROGEN POWER, INC.

Englewood, Colorado and West Palm Beach, Florida . . . Equitex, Inc. (NASDAQ: EQTX) announced today that is has executed a definitive binding agreement for the acquisition of Hydrogen Power Inc. (“HPI”) through a newly-formed Equitex subsidiary. Following closing of the transaction, HPI will become a wholly-owned subsidiary of Equitex which will control all of HPI’s licensed intellectual property rights to patented hydrogen generation technology in the United States, South America, Mexico and Canada.

As consideration for the transaction, HPI’s stockholders will receive that number of shares of Equitex common stock, at closing, equal to approximately 29% of Equitex’s post closing outstanding common shares. In addition, HPI’s stockholders will receive certain shares of Equitex’s newly-created Series L Preferred Stock which, subject to achievement of certain performance benchmarks, shall be convertible in tranches into additional shares of Equitex’s common stock equal to 40% of Equitex’s outstanding common stock before each conversion at 180, 270 and 360 days following the closing date. These benchmarks include HPI development of prototype generators, with marketable value, for various applications of their hydrogen technology including various micro and portable power applications and macro power applications such as fuel cells and internal combustion engines.

Equitex has also agreed to immediately loan HPI $3,000,000, $1,000,000 of which was advanced in July 2005, and the balance of which is to be advanced within four days.

The current HPI management and directors of HPI will remain in their respective positions with Equitex now appointing one additional HPI director, and HPI appointing one additional Equitex director.

Closing of the transaction is subject to normal conditions including approval by Equitex’s stockholders in a meeting to be held at the earliest possible time.

ABOUT HYDROGEN POWER INC.

HPI is a Seattle based company which has licensed a patented technology developed at the University of British Columbia for producing hydrogen gas in a process called Hydrogen NowTM. The HPI Hydrogen Now patented system creates pure hydrogen from the reaction of aluminum and water and sea water.  The process safely generates pure hydrogen by a water-split reaction - providing increased access to hydrogen. Hydrogen Now can be used to generate hydrogen on-site and on-demand without electricity thus overcoming significant transportation and storage problems.  The HPI process has the potential to supply hydrogen at customized rates and pressures.

Aluminum is the third most abundant element (after oxygen and silicon) in the earth’s crust and water is widely available.  In addition waste or scrap aluminum may be used and the by-products can be recycled.  The hydrogen produced can directly power any fuel cell or internal combustion engine application.

HPI plans to develop its technology to provide hydrogen transportation and supply solutions from small portable applications to large stationary systems. HPI is developing prototypes for commercialization including:

•	for HPI Hydrogen Now to provide hydrogen at a constant rate at low pressures to power low wattage fuel cells at energy densities and economies superior to current battery technology.

•	for HPI Hydrogen Now to provide hydrogen on a continuous basis at moderate pressures to power mobile back-up generators, either fuel cells or internal combustion engines.

•
for HPI Hydrogen Now to provide hydrogen on a large scale at high pressures for hydrogen vehicle fueling stations without the need for on-site storage and compression.  The same technology may be provided on-board as a back-up fuel source for hydrogen powered vehicles.

HPI believes potential future applications for its hydrogen power technology could include:

•	On-board hydrogen generation for internal combustion engines in automobiles, boats and other applications.
•	Portable power generation - emergency power generation, recreation vehicles/boating and light military applications.
•	Disposable/recyclable power cells for personal electronics - laptop computers, PDA’s and cellular telephones.
•	Fixed generators for light commercial and industrial use including refueling stations for fuel cell operated automobiles.

HPI has a fully functional product development laboratory equipped to carry out hydrogen-related testing, research and engineering. HPI has also made working arrangements with two university laboratories – the Department of Metals and Materials Engineering at the University of British Columbia, Canada and the Department of Metals at the University of Washington, Seattle - to make use of the larger, more sophisticated pieces of equipment already available at those facilities.  HPI is at the early stage of testing and evaluating the commercial application of the licensed technology and the design and engineering of prototypes.

Equitex, Inc. is a holding company operating through its majority owned publicly-traded subsidiary FastFunds Financial Corporation (OTC/BB: FFFC) of Minnetonka, Minnesota, as well as its majority owned subsidiary Denaris Corporation. FastFunds, through its operating subsidiary Chex Services, Inc., provides comprehensive cash access services to Native American and traditional casinos, other gaming facilities and retail establishments. Denaris was formed to provide stored value card services.

The statements included in this press release concerning predictions of economic performance and management's plans and objectives constitute forward- looking statements made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. These statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors which could cause or contribute to such differences include, but are not limited to, factors detailed in Equitex's Securities and Exchange Commission filings; failure of registration statements to be declared effective; failure to comply with Nasdaq Marketplace rules; completion of due diligence, shareholder approval, regulatory approvals and certain other pre-closing conditions for all incomplete merger or acquisition transactions; the loss of contracts or failure to acquire new contracts; success of any legal actions; failure to successfully implement newly developed product lines including projected increases in revenues or earnings; delays or the inability to obtain regulatory approvals for previously announced acquisitions; the inability to initiate or complete any contemplated restructuring, offering, acquisition, disposition or other transaction; adverse financial performance by Equitex or any of its subsidiaries; failure to obtain or maintain regulatory approval for products and services offered by Equitex or its subsidiaries; adverse equity market conditions and declines in the value of Equitex common stock; and the unavailability of financing to complete management's plans and objectives. The forward-looking statements contained in this press release speak only as of the date hereof and Equitex disclaims any intent or obligation to update these forward-looking statements.